Exhibit 99.1


 Hercules Technology Growth Capital Announces its Seventh Consecutive
                Quarterly Dividend of $0.30 per Share

    Dividend represents $1.825 per share since its IPO in June 2005


    PALO ALTO, Calif.--(BUSINESS WIRE)--May 3, 2007--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), a leading specialty finance company providing growth capital to venture capital and private equity backed technology and life science companies, today announced that its Board of Directors has declared a first quarter dividend of $0.30 per share. The dividend will be payable on June 18, 2007 to shareholders of record as of May 16, 2007. The ex-dividend date is May 14, 2007. Specific tax characteristics of all dividends reported will be reported to shareholders on Form 1099 after the 2007 year end.

    About Hercules Technology Growth Capital, Inc.:

    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology-related companies at all stages of development. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules' strategy is to evaluate and invest in a broad range of ventures active in technology and life science industries and to offer a full suite of growth capital products up and down the capital structure to prospective clients ranging from early-stage growth to expansion stage companies. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital.

    For more information, please visit www.HTGC.com. Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

    Forward-Looking Statements:

    The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.


    CONTACT: Hercules Technology Growth Capital, Inc.
             Main, 650.289.3060
             info@htgc.com
             or
             David Lund, 650.289.3077
             dlund@htgc.com